Exhibit 99.1

November 12, 2008

Tetra Tech Reports Record Fourth Quarter Results

Exceeding Revenue and Earnings Guidance

•      Record net revenue of $348.8 million, up 26.6%

•      Record diluted EPS of $0.30, up 25.0%

•      Record backlog of $1.65 billion,  up 30.8%

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the fourth quarter and fiscal year ended September 28, 2008.  The Company exceeded both its revenue and earnings guidance for the quarter and fiscal year.

Fourth Quarter Results

Revenue in the quarter was $649.2 million, up 49.3% from $434.8 million, and revenue, net of subcontractor costs, was $348.8 million, up 26.6% from $275.5 million for the same quarter last year. Income from operations for the quarter was $30.8 million, up 25.9% from $24.5 million for the same quarter last year.  Net income for the quarter was $18.2 million, up 29.2% from $14.1 million for the same quarter last year.  Diluted earnings per share (EPS) for the quarter was $0.30, up 25.0% from $0.24 for the same quarter last year.  Backlog at the end of the quarter was a record $1.65 billion, up 30.8% from $1.26 billion at the end of the same quarter last year.  Cash generated from operations in the fourth quarter was $25.3 million, down 27.6% from $34.9 million for the same quarter last year.

Compared to the fourth quarter of fiscal 2007, Tetra Tech’s federal government business grew 23.2%, driven by increased workload with the U.S. Agency for International Development; state and local business declined 11.7%, due largely to reduced activity on school design projects and the conclusion of a large wired communications project; and commercial business grew 54.3%, driven largely by wind energy and core water and environmental projects.

Fiscal Year Results

Revenue for fiscal 2008 was $2.145 billion, up 38.1% from $1.554 billion, and revenue, net of subcontractor costs, was $1.246 billion, an increase of 23.0% from $1.013 billion for the same period last year.  Income from operations for fiscal 2008 was $106.4 million, up 23.3% from $86.3 million for the same period last year.  Net income for fiscal 2008 was $60.9 million, up 31.4% from $46.4 million for the same period last year.  Diluted EPS for fiscal 2008 was $1.02, up 29.1% from $0.79 for the same period last year.  Cash generated from operations improved in fiscal 2008 to $68.4 million, up 46.5% from $46.7 million for the same period last year.

Tetra Tech’s Chairman and CEO Dan Batrack stated, “Tetra Tech had an outstanding fiscal 2008 and we are pleased to report record fourth quarter and fiscal 2008 results.  Our excellent performance was driven by our focus on water, environmental, and alternative energy solutions.  We thank all of our associates throughout the Company, without whose dedication to service and excellence we could not have accomplished these record results.  We also thank our clients for entrusting us with a growing share of their most complex project needs.  While we are clearly aware of the current global economic challenges, we are confident in our growth outlook for fiscal 2009. We remain committed to achieving our long-term goal of 15% top and bottom line growth, with approximately half resulting from organic operations and half from acquisitions.”

	Three Months Ended		Fiscal Year Ended
In thousands (except EPS data)	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007
Revenue	$649,204	$434,765	$2,145,254	$1,553,888
Revenue, net of subcontractor costs	348,764	275,459	1,245,545	1,012,915
Income from operations	30,810	24,470	106,400	86,297
Interest expense, net	(388)	(389)	(2,987)	(2,290)
Loss on retirement of debt	—	—	—	(4,226)
Income tax expense	(12,224)	(9,947)	(42,507)	(33,437)
Income from continuing operations	18,198	14,133	60,906	46,344
Income (loss) from discontinued operation, net of tax	—	(43)	—	9
Net income	$18,198	$14,090	$60,906	$46,353

Earnings per share:
Basic	$0.31	$0.24	$1.04	$0.80

Diluted	$0.30	$0.24	$1.02	$0.79

Weighted-average common shares outstanding:
Basic	59,508	58,227	58,813	57,948
Diluted	60,563	58,911	59,632	58,553

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of transactions that may be completed or developments that become evident after the date of this release.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

Tetra Tech expects diluted EPS for the first quarter of fiscal 2009 to be in the range of $0.25 to $0.27.  Revenue, net of subcontractor costs, for the first quarter is expected to range from $310 million to $330 million.  For fiscal 2009, Tetra Tech expects diluted EPS to be $1.10 to $1.18.  Revenue, net of subcontractor costs, for fiscal 2009 is expected to range from $1.275 billion to $1.375 billion.

Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental

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financial information concerning the fourth quarter results through a link posted on the Company’s web site at www.tetratech.com on November 13, 2008 at 8:00 a.m. (PST).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction and technical services addressing the resource management and infrastructure markets. The Company supports government and commercial clients by providing innovative solutions focused on water, the environment and alternative energy. With more than 8,500 associates located in the United States and internationally, Tetra Tech’s capabilities span the full project life cycle.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:  worldwide political and economic uncertainties; fluctuations in annual revenue, expenses and operating results; the cyclicality in demand for state and local government services; concentration of revenues from government agencies and funding disruptions by these agencies; a shift in U.S. defense spending; a delay in the completion of the U.S. government budget process; impact of downturns in the financial markets and reductions in government budgets; violations of government contractor regulations; dependence on winning or renewing federal, state and local government contracts; the government’s right to modify, delay, curtail or terminate contracts at its convenience; the failure to properly manage projects; the loss of key personnel or the inability to attract and retain qualified personnel; the use of estimates and assumptions in the preparation of financial statements; the use of the percentage-of-completion method of accounting; the inability to accurately estimate contract risks, revenue and costs; the failure to win or renew contracts with private and public sector clients; acquisition strategy risks; goodwill impairment; growth strategy management; adverse resolution of an IRS examination; backlog cancellation and adjustments; risks associated with international operations; the failure of partners to perform on joint projects; the inability to find qualified subcontractors; the failure of subcontractors to satisfy their obligations; changes in existing environmental laws, regulations or programs; credit risks associated with commercial clients; changes in capital markets and the access to capital; credit agreement covenants; industry competition; the volatility of common stock value; liability risks and the ability to obtain or maintain adequate insurance; the ability to obtain adequate bonding; safety programs; conflict of interest issues; force majeure events; protection of intellectual property rights; and the implementation of the enterprise resource planning system. Any projections in this release are

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based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

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TETRA TECH, INC.

Consolidated Balance Sheets

(in thousands, except par value)

	September 28, 2008	September 30, 2007
Assets
Current Assets:
Cash and cash equivalents	$50,902	$76,741
Accounts receivable - net	625,786	437,315
Prepaid expenses and other current assets	36,774	28,496
Income taxes receivable	4,275	—
Deferred income taxes	2,316	—
Current assets of discontinued operations	—	304
Total current assets	720,053	542,856

Property and equipment:
Land and buildings	7,588	6,630
Equipment, furniture and fixtures	112,780	100,391
Leasehold improvements	10,804	10,738
Total	131,172	117,759
Accumulated depreciation and amortization	(69,784)	(63,382)
Property and equipment - net	61,388	54,377

Deferred income taxes	6,498	12,342
Income taxes receivable	14,953	33,800
Goodwill	221,545	180,952
Intangible assets - net	14,609	5,166
Other assets	15,081	15,576
Non-current assets of discontinued operations	2,418	2,418
Total Assets	$1,056,545	$847,487

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$223,304	$154,560
Accrued compensation	101,699	78,029
Billings in excess of costs on uncompleted contracts	100,336	55,172
Deferred income taxes	—	13,035
Income taxes payable	—	1,576
Current portion of long-term obligations	3,926	3,304
Other current liabilities	58,634	42,805
Total current liabilities	487,899	348,481

Long-term obligations	53,292	81,080
Other long-term liabilities	3,840	2,223

Commitments and contingencies

Stockholders’ Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding as of September 28, 2008 and September 30, 2007	—	—
Common stock - authorized, 85,000 shares of $0.01 par value; issued and outstanding 59,875 and 58,387 shares as of September 28, 2008 and September 30, 2007, respectively	599	584
Additional paid-in capital	314,860	280,022
Accumulated other comprehensive income (loss)	15	(37)
Retained earnings	196,040	135,134
Total stockholders’ equity	511,514	415,703
Total Liabilities and Stockholders’ Equity	$1,056,545	$847,487

Tetra Tech, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007
	(unaudited)
Revenue	$649,204	$434,765	$2,145,254	$1,553,888
Subcontractor costs	(300,440)	(159,306)	(899,709)	(540,973)
Revenue, net of subcontractor costs	348,764	275,459	1,245,545	1,012,915
Other contract costs	(274,484)	(218,393)	(991,358)	(812,270)
Gross profit	74,280	57,066	254,187	200,645
Selling, general and administrative expenses	(43,470)	(32,596)	(147,787)	(114,348)
Income from operations	30,810	24,470	106,400	86,297
Interest expense - net	(388)	(390)	(2,987)	(2,290)
Loss on retirement of debt	—	—	—	(4,226)
Income before income tax expense	30,422	24,080	103,413	79,781
Income tax expense	(12,224)	(9,947)	(42,507)	(33,437)
Income from continuing operations	18,198	14,133	60,906	46,344
Income (loss) from discontinued operation, net of tax	—	(43)	—	9

Net income	$18,198	$14,090	$60,906	$46,353

Earnings per share:
Basic	$0.31	$0.24	$1.04	$0.80
Diluted	$0.30	$0.24	$1.02	$0.79

Weighted-average common shares outstanding:
Basic	59,508	58,227	58,813	57,948
Diluted	60,563	58,911	59,632	58,553

TETRA TECH, INC

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	September 28,	September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,906	$46,353

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,639	13,723
Stock-based compensation	8,296	5,763
Excess tax benefits from stock-based compensation	(1,663)	(491)
Deferred income taxes	10,662	(1,785)
Write-off of unamortized debt financing costs	—	1,069
Provision for losses on contracts and related receivables	6,571	3,581
Gain on sale of discontinued operations	—	(414)
Gain on disposal of property and equipment	(1,220)	(732)

Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(156,139)	(85,611)
Prepaid expenses and other assets	(9,377)	(6,110)
Accounts payable	58,401	44,813
Accrued compensation	19,440	10,416
Billings in excess of costs on uncompleted contracts	42,110	6,226
Other liabilities	19,219	1,969
Income taxes receivable/payable	(7,465)	7,906
Net cash provided by operating activities	68,380	46,676

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,768)	(13,141)
Payments for business acquisitions, net of cash acquired	(77,771)	(31,343)
Proceeds from sale of discontinued operations	3,614	3,901
Proceeds from sale of property and equipment	2,089	896
Net cash used in investing activities	(89,836)	(39,687)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term obligations	(41,713)	(130,677)
Proceeds from borrowings under long-term obligations	15,000	128,000
Payment of deferred financing fees	—	(1,032)
Excess tax benefits from stock-based compensation	1,663	491
Net proceeds from issuance of common stock	20,667	7,617
Net cash (used in) provided by financing activities	(4,383)	4,399

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(25,839)	11,388
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	76,741	65,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$50,902	$76,741

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$3,977	$6,564
Income taxes, net of refunds received	$34,228	$27,852